EXHIBIT 99.1

Linn Energy to Sell Verden Assets in Oklahoma to Laredo Petroleum for $185 Million;

Retains the Option to Participate in Future Drilling

Houston, Texas, June 3, 2008 — Linn Energy, LLC (Nasdaq: LINE) announced today that it has agreed to sell certain of its assets in the Verden area in Oklahoma to Laredo Petroleum, Inc. for cash consideration of $185 million, subject to closing adjustments. The assets include approximately 50,000 net acres and proved reserves, as estimated by a third-party engineering firm, of approximately 45 billion cubic feet of natural gas equivalent and currently produce approximately 12 million cubic feet of natural gas equivalent per day.  As part of the sale, Linn Energy will retain the option to participate in future qualifying Verden wells after a substantial portion of the drilling risk has been mitigated. The effective date of the transaction is July 1, 2008 and Linn Energy anticipates closing during the third quarter 2008.

“This transaction creates an opportunity to optimize Linn Energy’s asset portfolio,” said Michael C. Linn, Chairman and Chief Executive Officer.  “The Verden properties represent one of the highest decline and highest risk assets in our portfolio.  We plan to use the proceeds initially to repay debt under the credit facility and expect to redeploy the capital into projects that will allow us to develop long life, low risk and low decline properties which are better suited to our LLC structure.”

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

ABOUT LAREDO PETROLEUM, INC.

Laredo Petroleum, Inc. is a privately held exploration and production company based in Tulsa, Oklahoma with Warburg Pincus as its equity investor.

CONTACTS:	Kolja Rockov	Clay P. Jeansonne
	Executive Vice President and CFO	Vice President — Investor Relations
	281-840-4169	281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements in this press release include but are not limited to statements about future distributions.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for gas, oil and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K and any other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.